_________________________________________________________________

FIRST AMENDMENT

TO THE

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

BETWEEN

CASTLE BRANDS INC.,
CASTLE BRANDS (USA) CORP.

AND

ACF FINCO I LP

DATED AS OF SEPTEMBER 22, 2014

Effective Date: August 7, 2015

FIRST AMENDMENT TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This First Amendment to Amended and Restated Loan and Security Agreement (this “Agreement”) is dated as of August 7, 2015 and is by and among CASTLE BRANDS INC., a corporation organized under the laws of the State of Florida (“CBI”), and CASTLE BRANDS (USA) CORP. a corporation organized under the laws of the State of Delaware (“CBUSA”) (individually and collectively, “Borrower”), and ACF FINCO I LP, a Delaware limited partnership and successor-in-interest to KELTIC FINANCIAL PARTNERS II, LP (“Lender”).

RECITALS:

Borrower and Lender are parties to an Amended and Restated Loan and Security Agreement dated as of September 22, 2014 (the “Credit Agreement”), in connection with which Borrower delivered an Amended and Restated Revolving Credit Note dated September 22, 2014 in a maximum principal amount of $12,000,000 (the “Revolving Credit Note”), an Amended and Restated Term Note dated September 22, 2014 in the original principal amount of $4,000,000 (the “2014 Term Note”) and other agreements, documents and instruments in connection therewith (all of the foregoing, as the same may be amended, restated, or otherwise modified from time to time to be collectively referred to as the “Loan Documents”).

The proceeds of the 2014 Term Note were used to acquire certain bourbon inventory. Certain Persons participated in the 2014 Term Note (the “2014 Term Note Participants”) pursuant to the terms of an Amended and Restated Participation Agreement dated August 7, 2013.

The 2014 Term Note has been repaid in full and Borrower has requested that Lender formally waive Borrower’s obligation to pay liquidated damages in connection with the repayment of the 2014 Term Note, increase the maximum principal amount of the Revolving Credit Note by an amount equal to $7,000,000 and provide Borrower a sublimit under the Revolving Credit to permit Borrower to acquire certain inventory (the “Purchased Inventory Sublimit”). Borrower has also indicated that certain Persons desire to participate in the Purchased Inventory Sublimit. Upon the terms and conditions contained in this Amendment Lender has agreed to amend the Credit Agreement as provided below.

AGREEMENT:

1. Defined Terms. Unless otherwise defined in the Recitals or in the body of this Amendment, all capitalized terms shall have the meanings ascribed to such terms in the Loan Documents.

2. Borrower Representations. Borrower hereby represents to Lender, that:

(a) All Loan Documents executed by Borrower, including without limitation the Credit Agreement, constitute valid and legally binding obligations of Borrower, enforceable against Borrower in accordance with the terms thereof;

(b) Borrower has no claims, offsets, counterclaims, or defenses with respect to the payment or performance of any Obligations owing to Lender under any of the Loan Documents;

(c) After giving effect to this Agreement, no Default or Event of Default has occurred and is continuing under the terms of the Loan Documents; and

(d) As a material inducement to Lender entering into this Agreement, Borrower acknowledges and agrees that Lender is relying on the accuracy and veracity of each of the representations, above.

3. Waiver. Subject to the terms, conditions, representations and warranties contained herein, Lender hereby confirms its agreement to waive the provisions of Section 3.7 of the Credit Agreement requiring the payment of Liquidated Damages by Borrower in connection with the repayment in full of the 2014 Term Note.

4. Revolving Credit. The first sentence of Section 2.1 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“Subject to the terms and conditions of this Agreement and as long as no Default or Event of Default then exists, on Borrower’s request prior to the Revolving Credit Termination Date Lender shall lend to Borrower under a revolving credit facility (the “Revolving Credit”) a principal sum (the “Borrowing Capacity”) equal to the lesser of (a) NINETEEN MILLION AND 00/100 DOLLARS ($19,000,000.00) (the “Revolving Credit Limit”), or (b) the sum of (i) the Borrowing Base, plus (ii) the Purchased Inventory Sublimit Cap.”

5. Term Loan. Section 2.1.A of the Credit Agreement is hereby deleted in its entirety.

6. Overadvances. The last sentence of Section 2.3 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“Notwithstanding anything to the contrary contained herein, in no event shall Advances outstanding under the Revolving Credit, including Advances made under the Purchased Inventory Sublimit, exceed the Revolving Credit Limit.”

7. Crediting of Funds. The following amendments are hereby made to Section 2.7 of the Credit Agreement:

(a)	Paragraph (d) of Section 2.7 of the Credit Agreement is deleted in its entirety;

(b)	Paragraph (e) of Section 2.7 of the Credit Agreement is hereby renamed as paragraph (d);

(c)	All references in the Credit Agreement to paragraph (e) of Section 2.7 shall hereafter refer to paragraph (d) of Section 2.7;

(d)	Paragraph (f) of Section 2.7 of the Credit Agreement is hereby renamed as paragraph (e); and

(e)	All references in the Credit Agreement to paragraph (f) of Section 2.7 shall hereafter refer to paragraph (e) of Section 2.7.

8. Interest. The second (2nd) paragraph contained in Section 3.1 of the Credit Agreement is hereby deleted in its entirety.

9. Facility Fee. Section 3.2 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“3.2 Facility Fee. Borrower shall pay to Lender a fee (the “Facility Fee”) equal to the sum of:

(a) Subject to paragraph (b) immediately below, annually with respect to the Revolving Credit, three quarters of one percent (0.75%) of the maximum principal amount of the Revolving Credit (exluding therefrom the maximum principal amount of the Purchased Inventory Sublimit) until all Obligations with respect to the Revolving Credit are finally and indefeasibly paid in cash to Lender and performed in full; plus

(b) Monthly with respect to the Purchased Inventory Sublimit, an amount equal to Two Thousand and 00/100 Dollars ($2,000.00) until all Obligations with respect to the Purchased Inventory Sublimit are finally and indefeasibly paid in cash to Lender and performed in full.

The portion of the Facility Fee payable in connection with the Purchased Inventory Sublimit referred to in paragraph (b), above, shall be paid in advance on the first day of each calendar month. Borrower acknowledges and agrees that the portion of the Facility Fee payable in connection with the Revolving Credit referred to paragraph (a), above, shall be earned in full on the Effective Date and on first (1st) day of each subsequent Contract Year. In the absence of the occurrence and continuation of an Event of Default the portion of the Facility Fee payable in connection with the Revolving Credit referred to in paragraph (a), above, shall be paid in twelve (12) equal monthly installments, in advance, on the first day of each calendar month. Upon the occurrence of any Event of Default and written notice by Lender, or on the Revolving Credit Termination Date, Borrower shall immediately pay to Lender the portion of the Facility Fee payable annually in connection with the Revolving Credit remaining unpaid for the then-current Contract Year. The Facility Fee shall be appropriately adjusted during any Contract Year in which the maximum principal amount of any Loan is increased.”

10. Liquidated Damages. Section 3.7 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“3.7 Liquidated Damages. Subject to the terms and conditions of this Agreement, Borrower shall have the right (a) prior to July 31, 2019 to prepay the outstanding principal amount of the Purchased Inventory Sublimit in whole or in part, or (b) prior to July 31, 2019 to prepay in full the entire outstanding principal balance of the Revolving Credit, all accrued and unpaid interest thereon, all fees, costs, expenses and other amounts payable to Lender in connection with the Revolving Credit, and all other Obligations payable to Lender under this Agreement and the other Loan Documents. Borrower’s election to prepay the Purchased Inventory Sublimit in whole or in part, or election to prepay the Obligations relating to the Revolving Credit in full shall be delivered to Lender in writing (a “Principal Reduction Notice”) at least sixty (60) calendar days’ prior to the date of such prepayment. A Principal Reduction Notice shall be irrevocable when delivered to Lender, and if all Obligations relating to the Revolving Credit are finally and indefeasibly paid to Lender in connection with such Principal Reduction Notice, the Revolving Credit shall be terminated and all obligations of Lender to extend credit to Borrower under the Revolving Credit shall terminate.

If (w) prior to July 31, 2019 Borrower prepays the principal amount of the Purchased Inventory Sublimit in whole or in part pursuant to the foregoing paragraph (other than any payments made by Borrower in accordance with the Revolving Credit Sublimit Schedule attached as Exhibit C hereto, which, for the avoidance of doubt, should not be considered to be a prepayment), or (x) prior to July 31, 2019 Borrower prepays in full the entire outstanding principal balance of the Revolving Credit, all accrued and unpaid interest thereon, all fees, costs, expenses and other amounts payable to Lender in connection with the Revolving Credit, and all other Obligations payable to Lender under this Agreement and the other Loan Documents pursuant to the foregoing paragraph, or (y) pursuant to the terms of this Agreement or any other Loan Document, and prior to July 31, 2019, either (I) Lender demands repayment of the outstanding Obligations in whole or in part, or (II) repayment of the outstanding Obligations are otherwise accelerated in whole or in part, then (z) at the time of such repayment, prepayment, demand or acceleration, and in addition to the principal balance(s) of the Loan(s) being prepaid, all accrued and unpaid interest thereon, all fees, costs, expenses and other amounts payable to Lender in connection with the Loans, and all other Obligations paid to Lender under this Agreement and the other Loan Documents required to be paid at such time, Borrower shall pay liquidated damages to Lender in an amount equal to the product of (i) and (ii) below:

(i) (A) if prepayment, repayment, demand or acceleration of the Purchased Inventory Sublimit in whole or in part, the outstanding principal amount of the Purchased Inventory Sublimit being prepaid, repaid or subject to demand or acceleration, (B) if prepayment, repayment, demand or acceleration of the Revolving Credit, the Revolving Credit Limit;

multiplied by

(ii) (A) five percent (5.00%) if such prepayment, repayment, demand or acceleration occurs on or prior to December 31, 2015, (B) three percent (3.00%) if such prepayment, repayment, demand or acceleration occurs after December 31, 2015 but on or prior to December 31, 2016, (C) two percent (2.00%) if such prepayment, repayment, demand or acceleration occurs after December 31, 2016 but on or prior to December 31, 2017, and (D) one percent (1.00%) if such prepayment, repayment, demand or acceleration occurs after December 31, 2017.

Lender and Borrower each hereby acknowledges and agrees that it would be impractical and extremely difficult to ascertain Lender’s actual damages from early termination of the Purchased Inventory Sublimit and/or Revolving Credit, as applicable, and that the above liquidated damages have been arrived at by mutual agreement of Lender and Borrower as to a reasonable calculation of Lender’s lost profits as a result of early termination of the Purchased Inventory Sublimit and/or Revolving Credit, as applicable. Lender and Borrower each further hereby acknowledges and agrees that the liquidated damages provided above are intended to be fair and reasonable approximations of Lender’s actual damages from early termination of the Purchased Inventory Sublimit and/or Revolving Credit, as applicable, are presumed to be the amount of damages sustained by Lender as a result of such early termination, are reasonable under the circumstances currently existing, and that the liquidated damages are not intended to be penalties.”

11. Use of Loan Proceeds. Section 7.1 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“7.1 Use of Loan Proceeds. All proceeds of Advances shall be used by Borrower for Borrower’s working capital purposes and for such other purposes as specifically permitted pursuant to the terms of this Agreement,. Notwithstanding the foregoing, the Loans and Advances shall also represent part or all of the sales price of merchandise, insurance or services, and Borrower shall not, directly or indirectly, use the proceeds of the Loans or Advances, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of sanctions pursuant to any Anti-Terrorism Laws, or (ii) in any other manner that would result in a violation of sanctions under any Anti-Terrorism Laws by any Person (including any Person participating in the Loans or Advances, whether as underwriter, advisor, investor, or otherwise).”

12. Definitions Schedule. The Definitions Schedule attached to and made a part of the Credit Agreement is hereby amended as follows:

(a) Eligible Inventory. Paragraph (a) of the term “Eligible Inventory” contained in the Definitions Schedule is hereby deleted in its entirety and replaced with the following:

“(a) the Inventory consists of saleable (i) non-obsolete raw materials used for Borrower’s “Jefferson” brands stored in barrels and located in the warehouse used by Borrower in Lawrenceburg, Indiana as described in the Disclosure Schedule or in the warehouse operated by Luxco, Inc. located at 6301 N. Broadway Ave., St. Louis, Missouri, and (ii) finished goods manufactured or acquired by Borrower in the ordinary course of Borrower’s business as conducted on the Effective Date and located in (A) the warehouse used by Borrower in Lawrenceburg, Indiana and operated by Lawrenceburg Distillers Indiana, LLC pursuant to a Warehouse Service Agreement dated January 20, 2010 between CBI and Lawrenceburg Distillers Indiana, LLC, (B) in the warehouses utilized by USA Wine West LLC on behalf of Borrower pursuant to a Distribution Agreement between USA Wine West LLC and CBUSA, (C) the warehouse used by Borrower in Saint Louis, Missouri and operated by Luxco, Inc. pursuant to a Supplier Agreement dated September 25, 2012 between CBUSA and Luxco, Inc. or in the warehouse operated by Luxco, Inc. located at 6301 N. Broadway Ave., St. Louis, Missouri, or (D) in the warehouse used by Borrower located in Lawrenceburg, Kentucky and operated by a bourbon supplier of Borrower pursuant to one or more agreements between Borrower and such bourbon supplier, as such locations are described in the Disclosure Schedule. For purposes of clarification, prior to the date of a “Bourbon Inventory Release” of “Sublimit Inventory” (as such terms are defined in the Purchased Inventory Sublimit portion of the Revolving Credit Sublimit Schedule) described in a “Tranche Schedule” (as such term is defined in the Purchased Inventory Sublimit portion of the Revolving Credit Sublimit Schedule), all Sublimit Inventory contained in such “Tranche” (as such term is defined in the Purchased Inventory Sublimit portion of the Revolving Credit Sublimit Schedule) of the Purchased Inventory Sublimit shall not be considered Eligible Inventory; provided, however, such Sublimit Inventory shall be Collateral, and shall subject to all other terms and conditions of this Agreement; and”

(b) Maturity Date. The term “Maturity Date” contained in the Definitions Schedule is hereby deleted in its entirety.

(b) Purchased Inventory Sublimit. The following defined term is hereby added to the Definitions Schedule:

““Purchased Inventory Sublimit” means a sublimit of the Revolving Credit described as the “Purchased Inventory Sublimit” in the Revolving Credit Sublimit Schedule.”

(c) Termination Date. The term “Termination Date” contained in Definitions Schedule is hereby deleted in its entirety and replaced with the following:

“Termination Date” means (i) with respect to the Revolving Credit, the Revolving Credit Termination Date, and (ii) with respect to any Sublimit of the Revolving Credit, the termination date of such Sublimit as described in the Revolving Credit Sublimit Schedule.”

13. Deletion of References. To the extent not deleted by the above amendments, all references in the Credit Agreement to the terms “Maturity Date” and “Term Loan” are hereby deleted in their entirety.

14. Notice of Borrowing. The Notice of Borrowing attached to the Credit Agreement as Exhibit A thereto is hereby deleted in its entirety and replaced with the Notice of Borrowing attached hereto as Exhibit A.

15. Borrowing Base Certificate. The Borrowing Base Certificate attached to the Credit Agreement as Exhibit B thereto is hereby deleted in its entirety and replaced with the Borrowing Base Certificate attached hereto as Exhibit B.

16. Revolving Credit Sublimit Schedule. The Revolving Credit Sublimit Schedule attached to and made a part of the Credit Agreement is hereby amended by adding to the end thereof the contents of the Purchased Inventory Sublimit Schedule attached hereto as Exhibit C.

17. Amended and Restated Revolving Credit Note. As a condition precedent to the effectiveness of this Agreement and specifically Lender’s making advances under the Purchased Inventory Sublimit, on or before the date of this Agreement Borrower shall execute and deliver to Lender an Amended and Restated Revolving Credit Note in form and content acceptable to Lender in Lender’s sole discretion.

18. Bourbon Supplier Waiver. Within thirty (30) calendar days of the date of this Agreement Borrower shall deliver to Lender a waiver of security interests executed by a bourbon supplier of Borrower relating to the Inventory and other products of Borrower stored by such bourbon supplier at its facility located in Lawrenceburg, Kentucky in form and content acceptable to Lender in Lender’s reasonable discretion.

19. Luxco St. Louis Warehouse Waiver. Within thirty (30) calendar days of the date of this Agreement Borrower shall deliver to Lender a Warehouse Waiver executed by Luxco, Inc. relating to the warehouse operated by Luxco, Inc. and located at 6301 N. Broadway Avenue, St. Louis, Missouri in form and content acceptable to Lender in Lender’s reasonable discretion.

20. 2015 Purchased Inventory Sublimit Participation Agreement. As a condition precedent to the effectiveness of this Amendment and specifically Lender’s making advances under the Purchased Inventory Sublimit, the participants in the Purchased Inventory Sublimit as indicated by their signatures to a participation agreement shall execute and deliver to Lender on or before the date of this Agreement such participation agreement in form and content acceptable to Lender in Lender’s sole discretion setting forth the terms and conditions applicable to such parties’ participation in the Purchased Inventory Sublimit.

21. Reimbursement of Lender. As consideration for Lender’s increase of the Revolving Credit and amendment of the Credit Agreement described above, and pursuant to Sections 3.4 and 10.10 of the Credit Agreement, Borrower shall (a) pay to Lender on the date hereof a commitment fee for the increase of the Revolving Credit in the amount of Forty Five Thousand and 00/100 Dollars ($45,000.00), and (b) reimburse, indemnify and hold Lender harmless for the reasonable fees and costs and expenses incurred by Lender for the services of legal professionals engaged by Lender in connection with the negotiation and preparation of this Agreement. With respect to any amount required to be paid or reimbursed by Borrower pursuant to the foregoing provisions of this paragraph 21, it is hereby agreed that Lender may charge any such amount to the Revolving Credit on the dates such payment is due or such reimbursement is made. Borrower acknowledges and agrees that on and after the Effective Date of this Amendment the Facility Fee shall be calculated based on the Revolving Credit Limit as amended by the terms hereof.

22. Effective Date. This Amendment shall be effective as of August 7, 2015 (the “Effective Date”).

23. Specificity of Provisions. The amendments set forth herein are limited precisely as written and shall not be deemed to (a) be a consent to or a waiver of any other term or condition of the Credit Agreement or any other Loan Document, or (b) prejudice any right or rights which Lender may now have or may have in the future under or in connection with the Credit Agreement or any other Loan Document. From and after the Effective Date of this Agreement, whenever the Credit Agreement is referred to in the Credit Agreement or in any other Loan Document, it shall be deemed to mean the Credit Agreement as modified by this Agreement.

24. Binding Effect of Loan Documents. Borrower hereby acknowledges and agrees that upon giving effect to this Agreement, the Credit Agreement, the Revolving Credit Note and each other Loan Document (other than the 2014 Term Note) shall continue to be binding upon such Borrower and shall continue in full force and effect.

25. Choice of Law. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the internal laws of the State of New York without regard to conflicts of law principles.

26. Counterparts. This Agreement may be executed by one or more the parties to this Amendment on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective duly authorized officers.

LENDER:

ACF FINCO I LP

By: /s/ Oleh Szczupak
Name:	Oleh Szczupak

Its: Vice President
Date: August 7, 2015

BORROWER:

CASTLE BRANDS INC.

By: /s/ Alfred J. Small Name:Alfred J. Small Its: CFO

Date: August 7, 2015

CASTLE BRANDS (USA) CORP.

By: /s/ Alfred J. Small
Name: Alfred J. Small
Its: CFO
Date: August 7, 2015

EXHIBIT A: NOTICE OF BORROWING

ACF FinCo I LP
580 White Plains Road
Suite 610
Tarrytown, NY 10591

Re: Request for Advance

The undersigned requests the following Advance(s) of the Revolving Credit pursuant to Section 2.1 of the Amended and Restated Loan and Security Agreement dated as of September 22, 2014 between ACF FinCo I LP (as successor-in-interest to Keltic Financial Partners II, LP) and the undersigned, as the same may be amended, supplemented or otherwise modified (“Loan Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the meanings given to them in the Loan Agreement.

Revolving Credit:	$
Purchased Inventory Sublimit:	$
(Tranche Schedule attached)
Letter of Credit Sublimit:	$

Letter of Credit Issued to:	Beneficiary: Address:

Date of issuance:

Number of Letter of Credit amended, renewed or extended:

For Credit to:

CASTLE BRANDS INC.:	$

CASTLE BRANDS (USA) CORP.:	$

Please wire the requested Advance(s) to our operating account number       at        in accordance with the following wire instructions:

     .

Please call the undersigned to confirm receipt of this fax at (      )       .

CASTLE BRANDS INC.	CASTLE BRANDS (USA) CORP.
By:	By:

Name:	Name:

Title:	Title: